Exhibit 99.1


    The Middleby Corporation Reports Record Second Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--July 22, 2004--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record sales and earnings for the second quarter and first half year ended July 3, 2004. Net earnings for the second quarter were $8,289,000 or $0.82 per share on net sales of $72,913,000 as compared to the prior year second quarter net earnings of $4,597,000 or $0.49 per share on net sales of $65,408,000. Net earnings for the six months ended July 3, 2004 were $13,880,000 or $1.39 per share on net sales of $135,376,000 as compared to net earnings of $7,206,000 or $0.77 per share on net sales of $121,801,000 in the prior year first half.

    Financial Highlights

        -- Net sales up 11.5% in the second quarter and 11.1% for the first half year, reflecting favorable impact of new product introductions and continued penetration of fast growing segments, such as fast casual and casual dining

        -- Gross margin rate of 39.5% for the second quarter and 38.4% for the first half year as compared to 34.6% and 34.2% in the prior year respective periods, reflecting the benefits of increased volumes and higher margins on new products

        -- Operating income margins of 20.1% for the second quarter and 18.3% for the first half year improved from 14.7% and 13.2%, respectively in the second quarter and first half year 2003

        -- Total debt reduced to $48,315,000 for the quarter ended July 3, 2004 from $53,650,000 at the end of the first quarter of 2004 and $56,500,000 at the end of 2003

    "We are pleased with our strong first half performance for 2004," said President and Chief Executive Officer Selim A. Bassoul. "Sales growth continues to build upon the momentum established in 2003 and the first quarter of 2004 and reflects the impact of new products introduced in 2003, such as the Platinum series range lineup with waterproof controls and non-clogging burners. In addition, after several years of underinvestment our customers are beginning to accelerate their replacement cycle of older equipment, which is becoming more expensive to operate and maintain." Mr. Bassoul continued, "We introduced a number of patented new products at an annual national trade show in the second quarter of this year which were well received by our customers. Our company has been working closely with customers to develop products that include features any chef would love, including bigger dials, cool to the touch handles, and simplified loading designs. These ergonomic features, when combined with faster cooking speed and energy savings technology have started to positively impact sales."
    William F. Whitman, Jr., Chairman of the Board, stated, "During the second quarter we amended our credit agreement, which provides for increased flexibility and more favorable interest rates. We continue to generate strong cash flows and we were able to reduce debt during the second quarter by over $5.3 million while also funding working capital needs. We were also pleased to declare a $0.40 per common share special dividend in May of this year which was paid to shareholders at the beginning of this year's third quarter."

    Reclassification of Shipping and Handling Costs

    Subsequent to the issuance of the consolidated financial statements for the period ended April 3, 2004, the company determined that the costs incurred for shipping and handling should have been classified as a component of cost of sales rather than as a reduction of net sales. As a result, the statement of earnings for the three and six month periods ended June 28, 2003 have been restated to reflect the costs incurred for shipping as a component of cost of sales rather than a reduction in net sales. The correction in classification of these costs has no impact on net earnings. The company will amend its Form 10-Q filings for the quarters ended September 27, 2003 and April 3, 2004, and its Form 10-K/A filing for the year ended January 3, 2004 to restate the financial statements to reflect the correction in the classification of these costs.

    Conference Call

    A conference call will be held at 10:30 a.m. Eastern time on Friday, July 23 and can be accessed by dialing 1(800) 374-0538 and providing password 8922138. Members of the financial community who participate in the question and answer session will receive a separate call-in number. A webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling 1(800) 642-1687 and providing password 8922138. A transcript of the call will also be posted on the company website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.



                       THE MIDDLEBY CORPORATION
             CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
             ---------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                            Three Months Ended     Six Months Ended
                            2nd Qtr,   2nd Qtr,   2nd Qtr,   2nd Qtr,
                              2004      2003(1)     2004      2003(1)
                           ---------- ---------- ---------- ----------
Net sales                   $ 72,913   $ 65,408   $135,376   $121,801
Cost of sales                 44,120     42,758     83,407     80,099
                           ---------- ---------- ---------- ----------

    Gross profit              28,793     22,650     51,969     41,702

Selling & distribution
 expense                       8,327      7,780     15,703     14,942
General & administrative
 expense                       5,813      5,226     11,509     10,709
                           ---------- ---------- ---------- ----------

    Income from operations    14,653      9,644     24,757     16,051

Interest expense and
 deferred financing
 amortization, net               794      1,623      1,691      3,337
Loss (gain) on acquisition
 financing derivatives             2        (42)         -       (111)
Other expense (income), net       78        148        272        283
                           ---------- ---------- ---------- ----------

    Earnings before income
     taxes                    13,779      7,915     22,794     12,542

Provision for income taxes     5,490      3,318      8,914      5,336
                           ---------- ---------- ---------- ----------

    Net earnings            $  8,289   $  4,597   $ 13,880   $  7,206
                           ========== ========== ========== ==========


Net earnings per share:

    Basic                   $   0.90   $   0.51   $   1.50   $   0.80
                           ========== ========== ========== ==========

    Diluted                 $   0.82   $   0.49   $   1.39   $   0.77
                           ========== ========== ========== ==========

Weighted average number
 shares:

    Basic                      9,237      9,033      9,228      9,031
                           ========== ========== ========== ==========

    Diluted                   10,048      9,353     10,008      9,325
                           ========== ========== ========== ==========

(1) Subsequent to the issuance of the consolidated condensed financial statements for the period ended April 3, 2004, the company determined that the costs incurred for shipping and handling should have been classified as a component of cost of sales rather than as a reduction of net sales. As a result, net sales for the three and six month periods ended June 28, 2003 were restated from $63,595,000 and $118,362,000 in the previously reported results to $65,408,000 and $121,801,000, respectively. Cost of sales for the three and six month periods ended June 28, 2003 were restated from $40,945,000 and $76,660,000 in the previously reported results to $42,758,000 and $80,099,000, respectively.



                       THE MIDDLEBY CORPORATION
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                 -------------------------------------
                          (Amounts in 000's)
                              (Unaudited)


                                            July 3, 2004  Jan 3, 2004
                                            ------------  ------------
 ASSETS
Cash and cash equivalents                      $  2,952      $  3,652
Accounts receivable, net                         30,597        23,318
Inventories, net                                 28,855        25,382
Deferred tax assets                              12,872        12,839
Other current assets                              1,102         1,776
                                            ------------  ------------
    Total current assets                         76,378        66,967

Property, plant and equipment, net               23,607        24,921

Goodwill                                         74,761        74,761
Other intangibles                                26,300        26,300
Other assets                                      1,563         1,671
                                            ------------  ------------

    Total assets                               $202,609      $194,620
                                            ============  ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt           $      -      $ 14,500
Accounts payable                                 15,118        11,901
Accrued expenses                                 37,267        37,076
                                            ------------  ------------
    Total current liabilities                    52,385        63,477

Long-term debt                                   48,315        42,000
Long-term deferred tax liability                  8,264         8,264
Other non-current liabilities                    17,148        18,789

Shareholders' equity                             76,497        62,090
                                            ------------  ------------

    Total liabilities and shareholders'
        equity                                 $202,609      $194,620
                                            ============  ============




    CONTACT: The Middleby Corporation
             Darcy Bretz, 847-429-7756
             David Baker, 847-429-7915
             Timothy FitzGerald, 847-429-7744